exhibit 10d


                  Heritage Scholastic Corp.



                     EMPLOYMENT CONTRACT


Agreement made, effective as of May 1st, 2002 by and between Heritage Scholastic Corp. a corporation organized and existing under the laws of the State of Nevada and registered as an operating entity in other states, with its principal office located at 202 North Curry Street, Suite 100, Carson City, Nevada, 89703, referred to in this agreement as Employer, and Randall L. Peterson of 2110 Meadowgreen Ct., Encinitas, CA 92024 referred to in this agreement as Employee.

ARTICLE 1:  EMPLOYMENT

Term
1.01 The term of this employment contract shall begin on the date hereof and shall continue until two years thereafter.

1.02 It is anticipated that the term of employment may be extended beyond said term if mutually agreeable to Employer and Employee at that time. Unless the term is otherwise extended by mutual agreement, the term shall continue thereafter from month to month until termination by either party as prescribed herein.

1.03 Employee may only terminate this contract before the
     said term by: 1) giving thirty (30) days written notice of his intention to terminate; and 2) agreeing to reimburse Employer for the cost of any relocation and immigration expenses pertaining to Employee, incurred by Employer within the twelve months prior to the effective date of Employee's termination.

1.04 Employer may terminate this contract before the full
     said term by: 1) giving Employee thirty (30) days written notice of its intention to terminate; or 2) without notice in the event of Employee's gross misconduct of breach of Articles 2 or 8 of this contract or failure to meet at duly authorized directive of the Board of Directors.

1.05 Upon termination of this contract for whatever reason, Employee shall deliver forthwith to Employer all books of account, documents, papers, materials and other records such as manuals, client lists, software in whatever media (including all copies thereof) owned by Employer or relating to the business of Employer which are in the possession or control of Employee.


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ARTICLE 2:  EMPLOYEE'S DUTIES

Appointment
2.01 Employer hereby appoints Employee as the CFO and Treasurer based in Carlsbad, California.

Goals of the Corporation
2.02 Employer and Employee will work towards the following goals:

     (a) the development and placement of supplemental educational textbooks in schools throughout the U.S. and eventually other countries by means of soliciting corporate sponsorships
     (b) to become the industry leader in this field, to be achieved by extending the focus on excellence in academics and textbook sales to also include excellence in human resources, marketing and finance.

General Description
2.03 As CFO and Treasurer the Employee shall devote all of his or her attention and abilities to the development of Employer's business and shall work within the guidelines set from time to time by the Board of Directors and shall well and faithfully serve Employer and use his or her utmost endeavors to promote the interests thereof. It is understood that initially the position will be part-time and will increase to full-time as the company grows.

Specific Description
2.04 Employee shall perform the following duties: Function as the Chief Financial Officer and Treasurer, responsible for implementing the specific financial strategies laid out by the Board of Directors and directing the financial, tax and accounting functions of the Company. As Treasurer, the employee shall be responsible for and direct all the activities necessary to fulfill the official responsibilities of the Treasurer.

2.05 Attendance by Employee is expected during the core office hours of employment (8.30am to 5.00pm) with half an hour lunch break each day. Employee also agrees to work during non-core office hours, from time to time, as may be necessary to fulfill Employees duties hereunder. As referenced in 2.03 the hours will be less initially. As of May 1, 2002 part-time shall be .5 days per week.

2.06 Employee may be required to engage in national and/or international travel for business.

Conflict of Interest
2.07 Employee agrees to notify Employer in writing of any Conflict of Interest that arises from his interest in any independent business, such notice to be provided within seven (7) days of any conflict or potential for future conflict of interest, coming to Employee's attention.

2.08 Employee also agrees, to the extent legally able to do so, to make available all or any further information requested by Employer relating to any Conflict of Interest identified by either Employer or Employee.


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ARTICLE 3:  OBLIGATIONS OF EMPLOYER

Office and Equipment
3.01 Employer shall provide Employee with equipment
     (computers, cell phones, office furniture) office space and administrative support suitable to Employee's position and adequate for the performance of his/her duties.


ARTICLE 4:  COMPENSATION OF EMPLOYEE

4.01 As compensation for services rendered under this contract, Employee shall be entitled to an annualized salary of $166,617.60 plus a bonus to be determined. Wages will be prorated based on amount of time spent working as described in section 2.03 and 2.05.

4.02 Each salary component will be paid in arrears, semi-monthly on the 5th and 19th of each month.

4.03 An annual bonus pool may be distributed for timely completion of nominated projects to budget as determined by the Board of Directors



ARTICLE 5:  EMPLOYEE BENEFITS

5.01 Employee is entitled to participate in Employer's
     Retirement Savings Plan, health, dental, life, and AD&D insurance plans in place during Employee's tem of employment.


ARTICLE 6:  REIMBURSABLE EMPLOYEE EXPENSES

Moving Expenses
6.01 Not applicable.

6.02 Not applicable.

Expenses
6.03 Employee may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel, and similar items. Employer will reimburse Employee for all such expenses upon Employee's periodic presentation of an itemized account of such expenditures. Such expenses shall be set against a pre-agreed budget, to apply whenever reasonably possible.

6.04 Employer will reimburse Employee for approved use of his vehicle on business at the prevailing IRS rate.


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ARTICLE 7:  VACATION AND SICK DAYS

Vacations
7.01 In addition to the U.S. Public Holidays observed by Employer during the term of this contract, Employee shall be entitled to three (3) weeks paid vacation per twelve months of employment as follows:

     (a) After completing four (4) months of employment, Employee will be entitled to annual vacation leave of one
          (1) week at full pay.
     (b) After completing eight (8) months of employment, Employee will be entitled to an additional week of annual vacation at full pay; and,
     (c) After completing twelve (12) months of employment, Employee will be entitled to an additional week of annual vacation at full pay.

7.02 Vacations are to be taken at such times as shall be mutually convenient to Employer and Employee. Unused vacation time shall not be carried over to subsequent years.

7.03 Provided that Employee is in good standing at the time employment terminates, accrued vacation time for that year (not to exceed the employee's annual leave entitlement) will be paid.

Sick Days
7.04 Employee shall be entitled to ten (10) sick days per year as follows:
     (a) Employee is entitled to five (5) sick days within the first six (6) months of each contract year.
     (b) Employee is entitled to five (5) sick days within the next six (6) months of each contract year; and,
     (c) Doctor's certificates are required for absences of two days or more.

7.05 Unused sick days shall not be carried over to subsequent years.


ARTICLE 8:  DISCLOSURE OF CONFIDENTIAL INFORMATION

8.01 During employment hereunder, Employee will have the access to confidential information consisting of the following categories of information (collectively, the "trade secrets").

     (a) Financial information, such as Employer's earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to employer generally, or to particular products, services, geographic areas, or time periods;
     (b) Supply and service information, such as goods and services, supplier's names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Employer, the details of which are not generally known;


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     (c)  Marketing information, such as details of on-going or proposed marketing programs or agreements by or on behalf of Employer, sales forecasts or results of marketing efforts or information about impending transactions;
     (d) Personal information, such as employees' personal or medical histories, compensations or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information;
     (e) Customer information, such as any compilation of past, existing, or prospective customers, customers' proposals or agreements between customers and employer, status of customers' accounts or credit, or related information about actual or prospective customers; and,
     (f) Product information, including but not limited to content of books published and pricing.

8.02 Employer and Employee consider their relationship one of confidence with respect to the trade secrets.
     Therefore, during and after employment by Employer, regardless of the reason for the termination of Employee's employment, Employee agrees to:

     (a) Hold all such information in confidence and not to discuss, communicate or transmit it to others, or make any unauthorized copy or use of such information in any capacity, position or business unrelated to that of Employer'
     (b) Use the trade secrets only in furtherance of proper Employer-related reasons for which such information is disclosed or discovered;
     (c) Take all reasonable action, that Employer deems necessary or appropriate, to prevent the unauthorized use or disclosure of or to protect Employer's interest in the trade secret; and,
     (d) Except on behalf of Employer, during the term of this contract and for a period of twenty-four (24) months after the termination of Employee's employment with Employer, refrain from dealing with, soliciting the business of, or otherwise conducting business (whether on behalf of Employee or any other person or entity for whom Employee is performing services after termination of this contract) of the type similar to that of Employee with any customer of Employer at the time of such termination.

8.03 The foregoing provisions do not apply:

     (a) Information that by means other than Employee's deliberate or inadvertent disclosure become well known or easily ascertainable to the public or to companies that compete directly with Employer; or
     (b) Disclosures compelled by judicial or administrative proceedings after Employee diligently tries to avoid each disclosure and affords Employer the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

8.04 Employee acknowledges that any violation of this contract will cause Employer immediate and irreparable harm and that the damages, which Employer will suffer, may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this contract, Employer shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Employee or any other entity or person acting in concert with Employee. Such remedy shall be additional to and not in limitation of any other remedy, which may otherwise be available to Employer.


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ARTICLE 9:  MISCELLANEOUS

9.01 Employee understands that this agreement shall be effective when executed by both Employer and Employee and that the terms of this agreement shall remain in full force and effect both the continuation of the employment and after termination of the employment for any reason whatsoever.

9.02 All notices authorized or required to be given hereunder shall be sufficiently served if given personally to the party or sent by prepaid post and in each case addressed to the party at its address stated herein or at such other address as the party may from time to time notify the other; if served personally such notice shall be deemed to have been given on the day of delivery and if sent by post such notice shall be deemed to have been given on the day after the date of posting.

9.03 No waiver by either party of any breach failure or default by the other of its obligations hereunder nor any failure refusal or neglect of either party to exercise any right hereunder shall constitute a waiver of the provisions of this contract with respect to any subsequent breach failure or default or of that party's right to require strict compliance with the provisions of this contract at any time thereafter.

9.04 This contract is made in the State of Nevada and shall be governed by and construed in accordance with the laws of that state.

9.05 Any legal action arising from this contract or any other aspect of Employee or agent's employment or agency shall be litigated within Carson City County

     In witness of the above, each party to this agreement has caused it to be executed at Carlsbad, California on the date indicated below.

EXECUTED on:          5/1/02
                    -------------------------

Signed by:          /s/ Charles E. Parks
                    ----------------------------------------
                    Heritage Scholastic Corp.


Signed by:          /s/ Randall Peterson
                    ----------------------------------------
                    Employee


In the presence of: /s/ Lori M. Parks
                    ----------------------------------------
                    Witness


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